UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: April 11, 2008

(Date of earliest event reported)

TECHWELL, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-52014	77-0451738
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

408 E. Plumeria Drive, San Jose, California 95134

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (408) 435-3888

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)           Compensatory Arrangements of Certain Officers.

On April 11, 2008, the Compensation Committee of Techwell, Inc. (the “Company”) approved the Company’s executive officers’ compensation arrangements for 2008 as described below.

The annual base salary of Mr. Fumihiro Kozato will be $230,000.  Mr. Kozato will be eligible to earn a cash bonus award of $57,500, based upon achievement of specified revenue and non-GAAP operating income targets.  For achievement beyond these targets, Mr. Kozato will be eligible to earn an additional cash bonus of $57,500.

The annual base salary of Dr. Feng Kuo will be $230,000.  Dr. Kuo will be eligible to earn a cash bonus award of up to $83,950, based upon achievement of specified financial performance targets and product development goals.  For achievement beyond the specified financial targets and product development goals, Dr. Kuo will be eligible to earn an additional cash bonus of $47,150.

The annual base salary of Mr. Mark Voll will be $230,000.  Mr. Voll will be eligible to earn a cash bonus award of up to $57,500, based upon achievement of specified revenue and non-GAAP operating income targets.  For achievement beyond these targets, Mr. Voll will be eligible to earn an additional cash bonus of $57,500.

The annual base salary of Mr. Dong Wook (David) Nam will be $168,000.  Mr. Nam will be eligible to earn a cash bonus award of up to $42,000, based upon achievement of specified revenue and non-GAAP operating income targets.  For achievement beyond these targets, Mr. Nam will be eligible to earn an additional cash bonus of $42,000.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 14, 2008

TECHWELL, INC.

By:	/s/ Mark Voll
Mark Voll
Vice President of Finance and Administration and Chief Financial Officer

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